Date: September 10, 2018

Investor Contact:	Media Contact:
Dennis Puma	Michael Kinney
732-938-1229	732-938-1031
dpuma@njresources.com	mkinney@njresources.com

NEW JERSEY RESOURCES APPOINTS STEPHEN WESTHOVEN PRESIDENT
AND CHIEF OPERATING OFFICER

WALL, N.J. – New Jersey Resources (NYSE: NJR) today announced the appointment of Stephen Westhoven as president and chief operating officer (COO) of NJR, effective October 1, 2018. Mr. Westhoven will continue to report to chairman and chief executive officer (CEO) Laurence M. Downes and will become a member of NJR’s board of directors.

In his role as president and COO, Mr. Westhoven will oversee finance and technology in addition to his current responsibilities leading NJR’s regulated and unregulated businesses, including New Jersey Natural Gas, NJR Energy Services (NJRES) and NJR Clean Energy Ventures (CEV). Mr. Downes will continue to serve as the company’s chairman and CEO.

Mr. Westhoven was promoted to executive vice president and COO of NJR on November 14, 2017. Prior to that, he served as senior vice president and COO of NJRES and CEV from October 2016 to November 2017, and senior vice president of NJRES from May 2010 to September 2016. He joined the Company in 1990.

“Today’s announcement is the next step in our succession planning process as we develop our leadership team for the opportunities and challenges ahead,” said Laurence M. Downes, chairman and CEO of New Jersey Resources. “Steve’s leadership and contributions have been instrumental to the growth of our business. On behalf of the board of directors, I congratulate Steve and look forward to continuing our work together serving our customers, growing our business and supporting our talented employees.”

A photo of Stephen Westhoven is available upon request.

About New Jersey Resources

New Jersey Resources (NYSE: NJR) is a Fortune 1000 company that, through its subsidiaries, provides safe and reliable natural gas and clean energy services, including transportation, distribution, asset management and home services. NJR is composed of five primary businesses:

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NEW JERSEY RESOURCES APPOINTS STEPHEN WESTHOVEN PRESIDENT
AND CHIEF OPERATING OFFICER

●	New Jersey Natural Gas, NJR’s principal subsidiary, operates and maintains over 7,400 miles of natural gas transportation and distribution infrastructure to serve over half a million customers in New Jersey’s Monmouth, Ocean and parts of Morris, Middlesex and Burlington counties.

●	NJR Clean Energy Ventures invests in, owns and operates solar and onshore wind projects with a total capacity of more than 335 megawatts, providing residential and commercial customers with low-carbon solutions.

●	NJR Energy Services manages a diversified portfolio of natural gas transportation and storage assets and provides physical natural gas services and customized energy solutions to its customers across North America.

●	NJR Midstream serves customers from local distributors and producers to electric generators and wholesale marketers through its 50 percent equity ownership in the Steckman Ridge natural gas storage facility and its 20 percent equity interest in the PennEast Pipeline Project.

●	NJR Home Services provides service contracts as well as heating, central air conditioning, water heaters, standby generators, solar and other indoor and outdoor comfort products to residential homes throughout New Jersey.

NJR and its more than 1,000 employees are committed to helping customers save energy and money by promoting conservation and encouraging efficiency through Conserve to Preserve® and initiatives such as The SAVEGREEN Project® and The Sunlight Advantage®.

For more information about NJR:
 www.njresources.com.
Follow us on Twitter @NJNaturalGas.
“Like” us on facebook.com/NewJerseyNaturalGas.
Download our free NJR investor relations app for iPad, iPhone and Android.

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